Exhibit 99.1

OSI Systems Increases Senior Secured Credit Facility to $450 million

•                  Extends maturity to May 2019

•                  Lowers borrowing costs

•                  Increases operational and financial flexibility

HAWTHORNE, Calif., May 29, 2014 (BUSINESS WIRE) — OSI Systems, Inc. (NASDAQ: OSIS) today announced that it has entered into an amendment to its credit facility that increases the amount available to $450 million. The amendment extends the maturity from November 2016 to May 2019 and increases the flexibility of certain restrictive covenants, including provisions related to acquisitions, additional indebtedness, and restricted payments including share repurchases.  The amendment also reduces borrowing costs under the credit facility depending upon the Company’s leverage compared to the prior facility.

Alan Edrick, Executive Vice President and CFO stated, “We are pleased to complete this larger credit facility that provides the Company with a lower cost of capital along with numerous improved terms. The facility underscores the Company’s financial performance and the strong support from our lender syndicate. Our solid balance sheet coupled with this facility provides us with enhanced liquidity and financial flexibility to support our long-term growth strategy.”

Wells Fargo Securities, LLC served as Left Lead Arranger on the credit facility. Merrill Lynch, Pierce, Fenner & Smith Incorporated served as a Joint Lead Arranger.

Wells Fargo Bank, National Association, will serve as the Administrative Agent, Bank of America, N.A., as Syndication Agent and U.S. Bank N.A., JPMorgan Chase Bank, N.A., HSBC Bank USA, N.A., and Union Bank, N.A., as Joint-Documentation Agents with respect to the amended credit facility.

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications in the homeland security, healthcare, defense and aerospace industries. We combine more than 30 years of electronics engineering and manufacturing experience with offices and production facilities in more than a dozen countries to implement a strategy of expansion into selective end product markets. For more information on OSI Systems, Inc. or any of its subsidiary companies, visit www.osi-systems.com. News Filter: OSIS-G

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to the Company’s current expectations, beliefs, projections and similar expressions concerning matters that are not historical facts and are not guarantees of future performance. Forward-looking statements involve uncertainties, risks, assumptions and contingencies, many of which are outside the Company’s control that may cause actual results to differ materially from those described in or implied by any forward-looking statements. All forward-looking statements are based on currently available information and speak only as of the date on which they are made. The Company assumes no obligation to update any forward-looking statement made in this press release that becomes untrue because of subsequent events, new information or otherwise, except to the extent it is required to do so in connection with its ongoing requirements under Federal securities laws. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2013 and other risks described in documents filed by the Company from time to time with the Securities and Exchange Commission.

OSI Systems, Inc.
Ajay Vashishat
Vice President, Business Development
310-349-2237
avashishat@osi-systems.com